UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED - JULY 17, 2008

4C CONTROLS INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-52074	98-0446287
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

Rockefeller Center
1230 Avenue of the Americas - 7th Floor
New York, NY 10020
(Address of principal executive offices)

(212) 886-4590
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01: Other Events

On July 17, 2008, 4C Controls Inc. (the “Company”) issued a press release, filed as Exhibit 99.1 hereto. The Company announced therein that it has selected Thales Alenia Space Italia S.P.A. (TASI) as the prime contractor for the in-orbit delivery of its first two satellites.

This selection is a result of intensive technical due diligence and analysis with TASI for more than six months, and the parties intend that this will signal a long term technical and commercial cooperation between 4C Controls and TASI.

The two Satellites are expected to be equipped with high-resolution (1 meter) synthetic aperture radar (SAR). The first satellite is planned to be in orbit by end of 2011.

The activation of this relationship with Thales Alenia Space Italia will be the basis to establish a strategic partnership between 4C Controls and Thales Alenia Space Italia.

4C Controls is focused on becoming the world leader in the design, engineering, development, construction, sales and operations of high-performing SAR satellites for research, earth observation, remote sensing and security surveillance. It plans to place into service one of the most advanced, high-capacity, high-resolution commercial imaging SAR satellites in the world. 4C Controls will focus on significant market opportunities in the Middle East, Asia Pacific, Africa and Latin America where there is growing demand for low equatorial position, high resolution, small satellites.

SAR satellites have the ability to provide all-weather, day-and-night imaging, which are mission critical capabilities for a variety of end-user applications. The satellites are expected to have the following main characteristics:
•	High-resolution: 1 meter resolution
•	Regional Data Downlink: data transmission during data acquisition, using a network of ground stations located in the observed regional areas
•	Low inclination orbit with altitude of 536 km
•	X-band SAR: enables clear imaging through cloud and night skies

The Company and TASI anticipate executing definitive agreements regarding their new relationship very shortly.

Item 9.01:   Financial Statements and Exhibits.

(d)                 Exhibits.

Exhibit No.  Description of Exhibits

Exhibit 99.1  Press Release dated July 17, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

4C CONTROLS INC.

By:	/s/ Barbara Salz
Name: Barbara Salz
Title: Corporate Secretary

Date: July 17, 2008